Exhibit 10.9

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 8th day of June, 2022 (the “Effective Date”), between ARE-230 ADRIAN ROAD, LLC, a Delaware limited liability company (“ARE-230”), and ARE-231 MILLBRAE AVENUE, LLC, a Delaware limited liability company (“ARE-231,” and collectively with ARE-230, “Landlord”), and EIKON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Building:	That certain to-be-constructed building to be known as 230 Harriet Tubman Way, Millbrae, California, and located on the real property owned by Landlord and described on Exhibit B-1 (the “Property”)

Premises:	The entire Building, containing approximately 285,346 rentable square feet, as determined by Landlord, as shown on Exhibit A, subject to adjustment pursuant to Section 5 hereof.

Project:	The project known as Millbrae Campus as described on Exhibit B-2, located on the Property and property owned by affiliates of Landlord and operated as a single mixed-use complex, including the Building, together with all current and future buildings and improvements located thereon and appurtenances thereto.

Base Rent:	[***]

Rentable Area of Premises: 285,346 sq. ft., subject to adjustment pursuant to Section 5 hereof.

Rentable Area of Building: 285,346 sq. ft., subject to adjustment pursuant to Section 5 hereof.

Rentable Area of Project: 285,346 sq. ft., subject to adjustment pursuant to Section 5 hereof as additional buildings are constructed at the Project and leased to other tenants (to clarify, the Rentable Area of Project does not include the 6 Rollins Building (as defined in Section 1 below)).

Tenant’s Share of Operating Expenses of Building: 100%

Building’s Share of Operating Expenses of Project: Initially 100%, subject to adjustment pursuant to Section 5 hereof as additional buildings are constructed at the Project and leased to other tenants.

Security Deposit: [***]

Target Commencement Date: December 4, 2023; provided, however, that the Target Commencement Date shall be extended 1 day for each day after June 8, 2022, that this Lease has not been mutually executed by Landlord and Tenant.

Rent Adjustment Percentage: [***]

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Base Term:	Beginning on the Commencement Date (as defined in Section 2 below) and ending on the date (the “Expiration Date”) that is 180 months from the first day of the first full month following the Rent Commencement Date (as defined in Section 2 below). For clarity, if the Rent Commencement Date occurs on the first day of a month, the Expiration Date shall be measured from that date. If the Rent Commencement Date occurs on a day other than the first day of a month, the Expiration Date shall be measured from the first day of the following month.

Permitted Use:	Management and administrative offices (including marketing, product development and commercialization, and logistics and manufacturing), research and development, laboratory, data center and other related uses consistent with the operation of Tenant’s global headquarters and with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof

Address for Rent Payment: To be provided to Tenant prior to the Commencement Date Tenant’s Notice Address: 3929 Point Eden Way Hayward, California 94545 Attention: [***]	Landlord’s Notice Address: 26 North Euclid Avenue Pasadena, California 91101 Attention: [***]

The following Exhibits are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A—PREMISES DESCRIPTION	[X] EXHIBIT B-1—DESCRIPTION OF PROPERTY
[X] EXHIBIT B-2—DESCRIPTION OF PROJECT	[X] EXHIBIT C—WORK LETTER
[X] EXHIBIT D—COMMENCEMENT DATE	[X] EXHIBIT E—RULES AND REGULATIONS
[X] EXHIBIT F—TENANT’S PERSONAL PROPERTY	[X] EXHIBIT G—MAINTENANCE OBLIGATIONS
[X] EXHIBIT H—TENANT SIGNAGE

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Property (outside of the Building) and the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” The Common Areas shall include, without limitation, any amenities now or hereafter located in, on or otherwise serving the Project, if any, as may exist from time to time (as determined by Landlord, in Landlord’s sole and absolute discretion, except that the amenities located in the 6 Rollins Building (defined below), shall be determined by agreement of the parties in accordance with Section 2(b)(iii) of the Work Letter) and made available, except for temporary interruptions and/or Force Majeure (as defined in Section 34), for use by Tenant and one or more other tenants of the Project and/or third parties (each, a “Project Amenity” and collectively, the “Project Amenities”). That certain to-be-constructed building to be known as 6 Rollins Road in Millbrae, California (the “6 Rollins Building”) will contain Project Amenities. Tenant shall have non-exclusive right during the Term to use the Common Areas along with others having the right to use the Common Areas. Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies or as the result of Legal Requirements. For clarity, during the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, Landlord shall use reasonable efforts to perform such work at such times and in such a manner such that is intended to minimize the interference on Tenant’s ability to access the Premises during normal business hours.

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2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, in Tenant Improvement Work Readiness Condition (as defined in the Work Letter) for Tenant’s construction of the Tenant Improvements (“Delivery” or “Deliver”). Within 10 business days following receipt of written request from Tenant, Landlord shall provide Tenant with an update as to the status of the construction of Landlord’s Work and Landlord’s ability to Deliver the Premises to Tenant on or before the Target Commencement Date. If Landlord fails to Deliver the Premises on or before the Target Commencement Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable. Notwithstanding anything to the contrary contained herein, if Landlord fails to Deliver the Premises to Tenant within 120 days after the Target Commencement Date (as such date may be extended by Force Majeure delays, Supply Chain Delays and Tenant Delays, the “Abatement Date”), Base Rent payable with respect to the Premises shall be abated 1 day for each day that elapses after the Abatement Date that Landlord fails to Deliver the Premises to Tenant, until, but excluding, the day Landlord Delivers the Premises to Tenant. As used herein, the terms “Tenant Improvements” and “Tenant Improvement Work Readiness Condition” shall have the meanings set forth for such terms in the Work Letter.

The “Commencement Date” shall be the earlier of: (i) the date Landlord delivers the Premises to Tenant in Tenant Improvement Work Readiness Condition for Tenant’s construction of the Tenant Improvements; or (ii) the date Landlord would have delivered the Premises in Tenant Improvement Work Readiness Condition for Tenant’s construction of the Tenant Improvements but for Tenant Delays. The “Rent Commencement Date” shall be the earliest of: (x) the date that is 12 months after the Commencement Date, (y) the date that the Tenant Improvements are Substantially Complete (as defined in the Work Letter), and (z) the date that Tenant commences operating its business in any portion of the Building. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and the Extension Term which Tenant may elect pursuant to Section 40 hereof.

Landlord and Tenant acknowledge and agree that (i) as of the Effective Date there exist significant global supply chain delays and shortages of construction materials, supplies and equipment (collectively, “Supply Chain Delays”), (ii) the availability of fixtures, equipment and/or materials required for the performance of Landlord’s Work and/or the achievement of Shell Substantial Completion (as defined in the Work Letter) (collectively, “Required Materials”), may be subject to longer lead times than normally anticipated due to such Supply Chain Delays, (iii) the unavailability or delayed delivery of Required Materials may result in disruption to progress of the construction of Landlord’s Work in the ordinary course, and (iv) the Target Commencement Date shall be delayed for a period equal to the delay in the Substantial Completion of Landlord’s Work to the extent resulting from the unavailability or delayed delivery of Required Materials. Landlord shall use reasonable efforts to plan for Landlord’s Work in such a manner so as to minimize Supply Chain Delays.

Except as set forth in the Work Letter: (x) Tenant shall accept the Premises in their condition as of the Commencement Date; (y) Landlord shall have no obligation for any defects in the Premises; and (z) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses; provided that Tenant’s construction of the Tenant Improvements and/or fitting up and furnishing the Premises before the Rent Commencement Date shall not be considered occupancy for purposes of this paragraph.

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Tenant agrees and acknowledges that, except as set forth in the Work Letter, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. Base Rent for the month in which Rent Commencement Date occurs (or, if the Rent Commencement Date does not occur on the first day of a calendar month, Base Rent for the first full calendar month following the Rent Commencement Date) shall be due and payable prior to the Rent Commencement Date. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing, or via federally insured wire transfer (including ACH) pursuant to the wire instructions which Landlord shall provide to Tenant upon request. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided for in this Lease. If the rentable square footage of the Premises increases or decreases pursuant to the last paragraph of Section 5 below, then Base Rent will be calculated based on the new rentable square footage of the Premises.

Landlord and Tenant hereby agree that, notwithstanding anything to the contrary contained in this Lease, so long as Tenant is not in Default under this Lease, for the period commencing on the Rent Commencement Date through the date that is 8 months after the Rent Commencement Date (the “Base Rent Abatement Period”), Tenant shall not be required to pay Base Rent under this Lease. Tenant shall commence paying Base Rent on the date immediately following the expiration date of the Base Rent Abatement Period. For the avoidance of doubt, Tenant shall be required during the Base Rent Abatement Period to pay Operating Expenses and all other amounts due under the Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the Rent Commencement Date, Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments.

(a) Annual Adjustments. Base Rent shall be increased on each annual anniversary of the Rent Commencement Date (provided, however, that if the Rent Commencement Date occurs on a day other than the first day of a calendar month, then Base Rent shall be increased on each annual anniversary of the first

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day of the first full calendar month immediately following the Rent Commencement Date) (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

(b) Additional TI Allowance. In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter). Commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize each installment of the Additional Tenant Improvement Allowance as such installment is actually funded by Landlord, if any, in equal monthly payments with interest at a rate of [***] over the Base Term, which interest shall begin to accrue on the date that Landlord disburses such installment of the Additional Tenant Improvement Allowance (“TI Rent”). Any TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease; provided, however, this sentence shall not apply in the event that the early termination of this Lease is pursuant to Sections 18 or 19 hereof. So long as the termination of this Lease is not the result Tenant’s Default, the lump sum shall be adjusted so as to subtract therefrom all interest that is calculated into the TI Rent but is attributable to the time period between the termination date of this Lease and the Expiration Date.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. Commencing on the Rent Commencement Date, and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project that are not specific to the Building or any other building located at the Project not containing Project Amenities) including, without duplication, (i) Taxes (as defined in Section 9), (ii) the cost of commercially reasonable enhanced services provided at the Project which are intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of communicable diseases and/or viruses of any kind or nature (collectively, “Infectious Conditions”), (iii) costs related to any parking structure and/or other parking areas serving the Project, (iv) costs related to the 6 Rollins Building (including, without limitation, the difference between the fair market value base rent for the 6 Rollins Building (which the parties stipulate is the same rate per rentable square foot per month that Tenant is then paying with respect to the Premises) and base rent, if any, collected by Landlord for the 6 Rollins Building), (v) the cost of Project Amenities (including, without limitation, commercially reasonable subsidies or other commercially reasonable concessions which Landlord may provide in connection with the Project Amenities), (vi) the cost of repairs, improvements and replacements, provided that to the extent that such repairs, improvements and/or replacements are reasonably determined by Landlord to be capital in nature (each, a “Capital Expenditure”), each Capital Expenditure shall, to the extent applicable as determined by Landlord, be amortized over the useful life of such capital improvements and replacements, as reasonably determined by Landlord, taking into account all reasonable factors taking into account the 24/7 operation of the Building and the Project, and (vii) subject to the provisions of Section 14, so long as Tenant self-manages the Building, the costs of Landlord’s third party property manager (not to exceed 1% of Base Rent) or, if there is no third party property manager, administration rent in the amount of 1% of Base Rent (provided that during the Abatement Period, Tenant shall nonetheless be required to pay

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administration rent each month equal to the amount of the administration rent that Tenant would have been required to pay in the absence of there being an Abatement Period); provided that with respect to clauses (iii), (iv) and (v) above (but specifically excluding base rent with respect to the 6 Rollins Building), any revenues (other than reimbursement from Tenant and other tenants of the Project as part of Operating Expenses) received by Landlord specifically from operating the Project Amenities and/or any parking facilities (including any parking structure) shall be applied to offset the Operating Expenses incurred by Landlord associated with operating the Project Amenities and any parking facilities, except that amounts (other than reimbursement from Tenant and other tenants of the Project as part of Operating Expenses) paid to Landlord by any tenant in the Project specifically for use of the Project Amenities and/or any parking facilities shall not be applied to offset the Operating Costs associated with operating the Project Amenities and any parking facilities to the extent such amounts are paid by such tenant as set forth in such tenant’s lease in lieu of such tenant being required to pay Operating Expenses incurred by Landlord associated with operating the Project Amenities and any parking facilities. In no event shall any amount received by Landlord for services/food/beverage or services with respect to Project Amenities and parking for which there is an additional charge to users be used to offset against Operating Expenses, except to the extent that the cost associated with providing the same is included as a part of Operating Expenses. Operating Expenses shall only exclude:

(a) the original construction costs of the Project (including, but not limited to, the Building, the 6 Rollins Building and the Project Amenities) and renovation prior to the Commencement Date and costs of correcting defects in such original construction or renovation, as well as the cost of initial cleaning and rubbish removal from the Building or Project performed before the Commencement Date;

(b) Capital Expenditures for expansion of the Project;

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d) depreciation of the Project (except for Capital Expenditures);

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project (including Tenant), including any leasing office maintained in the Project, free rent and construction allowances for tenants (including Tenant);

(f) legal, auditing, consulting and professional fees, and other expenses incurred in the negotiation or enforcement of leases, financings, refinances, sales, acquisitions, obtaining of permits or approvals, zoning proceedings or actions, environmental permits or actions, further development of the Project or any other extraordinary transactions, occurrences or events;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for tenants (including Tenant) within their premises, and costs of correcting defects in such work;

(h) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i) salaries, wages, benefits and other compensation paid to (i) personnel of Landlord or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the Project or (ii) officers and employees of Landlord or its affiliates who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project; provided, however,

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that with respect to any such person who does not devote substantially all of his or her employed time to the Project, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the Project in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the Project;

(j) costs incurred for off-site offices or facilities maintained in connection with the management, operation, engineering and/or security services provided to the Project and other properties owned by Landlord or affiliates of Landlord, in excess of the Project’s share of such costs as proportionately allocated among the Project and such other properties owned by Landlord or affiliates of Landlord;

(k) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building or Property;

(m) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7), including the costs and expenses, if any, incurred in contesting whether any such violation occurred;

(n) penalties, late fees, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes and/or any other amount required to be paid by Landlord before delinquency;

(o) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r) costs incurred in the sale or refinancing of the Property or Project or any portion thereof;

(s) net income taxes of Landlord or the owner of any interest in the Property or Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Property or Project or any portion thereof or interest therein;

(t) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed or paid for by persons other than tenants of the Project;

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(u) costs or expenses otherwise includable in Operating Expenses to the extent actually reimbursed under insurance policies required to be maintained by Landlord in accordance with Section 17;

(v) costs reimbursed to Landlord under any warranty carried by Landlord for the Building or Project or any portion thereof;

(w) costs of repairs, replacements or other work necessitated by fire, windstorm, earthquake or other casualty, provided such costs of repairs, replacements or other work shall be paid by the parties in accordance with the provisions of Section 18;

(x) Operating Expense reserves (other than reserves for Taxes);

(y) costs of repairs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, contractors and/or employees;

(z) any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Premises, the Building or the Project for which Tenant is not responsible under Section 30 hereof;

(aa) any specific actual cost paid directly by Tenant to Landlord; and

(bb) any other cost that, if included in Operating Expenses, would involve a double collection of such cost by Landlord.

Landlord shall use reasonable efforts to act as a prudent institutional owner of Class A properties in its decision-making in connection with incurring or accruing Operating Expenses.

In addition, notwithstanding anything to the contrary contained in this Lease, costs and expenses incurred or accrued by Landlord with respect to any capital improvements which are reasonably expected by Landlord to reduce overall Operating Expenses (for example, without limitation, by reducing energy usage at the Project) (the “Energy Savings Costs”) shall be amortized over a period of years equal to the least of (A) 10 years, (B) the useful life of such capital items, or (C) the quotient of (i) the Energy Savings Costs, divided by (ii) the annual amount of Operating Expenses reasonably expected by Landlord to be saved as a result of such capital improvements.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 120 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 120 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses,

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Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a regionally or nationally recognized independent public accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense, except as expressly provided below), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses and Base Rent, or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share of Operating Expenses of Building as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. “Building’s Share” shall be the percentage set forth on the first page of this Lease as Building’s Share of Operating Expenses of Project, as reasonably adjusted by Landlord for changes in the physical size of the Building or the Project occurring thereafter. Landlord’s initial measurement of the rentable square footage of the Premises, the Building and the Project and any re-measurement thereof shall be done by Stevenson Systems in accordance with Stevenson System’s Life Science Measurement Method. As used herein, “Life Science Measurement Method” shall mean the measuring of the Building (1) by determining the area enclosed by the measure line, which measure line shall follow the exterior glass line or the outermost structural element of the Building, where applicable, and (2) including within the common area of the Building all of the areas of the Building that are used to provide services to the Building tenants, plus all vertical penetrations and their enclosing walls (i.e., vertical ducts, flues, pipe shafts, balconies, stairwells, elevator core, and other similar columns and projections). If Landlord determines, in its sole discretion, to construct additional Project Amenities in the future (other than those Project Amenities located at the 6 Rollins Building), the Premises shall be allocated its pro rata share of the square footage of such Project Amenities and the rentable square footage of the Premises, Rentable Area of Premises, and Rentable Area of Building shall be ratably increased; provided, however, for purposes of calculating the Premises’ pro rata share of the square footage of the Project Amenities, the square footage of the additional Project Amenities shall not exceed 17,500 square feet). If the actual rentable square footage of the Premises, the Building or the Project deviates from the amount specified in the definitions of “Premises,” “Rentable Area of Premises,” “Rentable Area of Building” and/or “Rentable Area of Project” on page 1 of this Lease, then, promptly following such measurement, this Lease shall be amended so as to (i) reflect the actual rentable square footage thereof in the definitions of “Premises,” “Rentable Area of Premises,” “Rentable Area of Building,” and “Rentable Area of Project,” and (ii) appropriately adjust the amount set forth in the definitions of “Tenant’s Share of Operating Expenses of Building” and “Building’s Share of Operating Expenses of Project”, which were calculated based on the rentable square footages of the Premises and Building originally set forth on page 1. Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

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6. Security Deposit. Tenant shall deposit with Landlord, prior to the Rent Commencement Date, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v redeemable by presentation of a sight draft in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof as provided above at least 5 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under California Civil Code Section 1951.2, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below. Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 5 days of written demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease. Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. The Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease.

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If Landlord transfers its interest in the Building, the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to the transferee of the Building or the Project provided that the transferee assumes Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

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7. Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which would overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use. The parties acknowledge that because Tenant is the sole Tenant in the Building that Tenant’s Share set forth in the immediately prior sentence, with respect to the Building, shall be 100%.

Landlord shall be responsible, at Landlord’s cost, (i) subject to the terms of the Work Letter, for the compliance of Landlord’s Work with Legal Requirements (including the ADA) as of the date of Shell Substantial Completion, and (ii) for the compliance of the Common Areas of the Project with Legal Requirements (including the ADA) as of the Commencement Date. Subject to the preceding sentence, following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) or at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises or Tenant’s Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements. Except as otherwise expressly provided in the 2 immediately preceding sentences, Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s particular use or occupancy of the Premises (as compared to the use or occupancy by other tenants of the Project) or Tenant’s Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant’s particular use or occupancy of the Premises (as compared to the use or occupancy by other tenants of the Project) or Tenant’s Alterations.

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Landlord shall obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard and Fitwel certification with respect to the Shell and Core Improvements, and Tenant agrees to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith. Subject to the terms of the paragraph above in which the term “Energy Savings Costs” is defined, and subject to the terms of Section 12, Landlord shall reasonably cooperate with Tenant’s efforts to achieve sustainable renewable electricity sources for the Premises at no material cost to Landlord.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall (i) for the first 90 days of such holdover, be equal to 125% of Rent in effect during the last 30 days of the Term, and (ii) for any period of holdover in excess of 90 days, be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) with respect to any period of holdover in excess of 90 days, Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Building, Property or Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises, Building, Property or Project or portion thereof, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises, Building, Property or Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Property or Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes imposed on Landlord (except to the extent such net income taxes are in substitution for any Taxes payable hereunder), or any franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Building,

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Property or Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Building, Property or Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be made in a commercially reasonable manner, and if so made, it shall be binding and conclusive. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10. Parking. Subject to all applicable Legal Requirements, Force Majeure, and any Taking (as defined in Section 19 below), Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park, at no additional cost during the Base Term, in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming overcrowded. Notwithstanding anything to the contrary contained herein, 5 of the parking spaces allocated to Tenant pursuant to the first sentence of this Section 10, which shall be in a location determined by the mutual agreement of Landlord and Tenant, shall at Tenant’s written election and at Tenant’s cost and expense, be marked as reserved for use by Tenant and Tenant’s visitors. As of the Commencement Date, Tenant’s pro rata share of parking is equal to 1.4 parking spaces per 1,000 rentable square feet of the Premises. Landlord intends to install a total of 93 EV Stations (as defined in Section 42(p)) at the Project in phases. As of the Rent Commencement Date, 40 of such EV Stations shall be installed at the Project.

Landlord intends to construct the buildings and parking structure at the Project in phases, if, as and when determined by Landlord in its sole discretion. Until a parking structure is constructed, Tenant will be provided with surface parking serving the Project, and Landlord shall have the right to institute parking programs at the Project including, without limitation, valet parking and/or mechanical stacker parking. Additionally, during periods of construction at the Project, Landlord shall have the right to relocate Tenant’s parking to an off-site area in reasonably close proximity to the Project (which may include, at Landlord’s sole cost and expense (and not as an Operating Expense), shuttle service to and from such off-site location, if reasonably required).

11. Utilities, Services.

(a) Tenant shall contract directly with utility providers for all water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Building is plumbed for such services), janitorial, and refuse and trash collection (“Utilities”) required and/or utilized by Tenant during the Term. Tenant shall pay directly to such Utility providers prior to delinquency for all such Utilities furnished to Tenant or the Building during the Term (the “Building Utilities”) and shall pay for all maintenance charges for Building Utilities, and any storm sewer charges or other similar charges for Building Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord shall pay at its cost (and not as an Operating Expense) all connection charges and meter fees for all Utilities to the Building and the Project. Landlord shall pay, as part of Operating Expenses (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 hereof), for all Utilities to the Common Areas (“Project Utilities”), and any and all maintenance charges for Project Utilities, any storm sewer charges or other similar charges for Project Utilities imposed by any Governmental Authority or Project Utility provider, or any taxes, penalties, surcharges or similar charges thereon. Tenant shall reimburse Landlord for Tenant’s Share of the cost of such Project Utilities as part of Operating Expenses (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 hereof). No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of

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Tenant, termination of this Lease or, except as otherwise expressly provided in the immediately following paragraph, the abatement of Rent. For the avoidance of doubt, Tenant shall be responsible for obtaining and paying for its own janitorial services, and refuse and trash collection services for the Premises. Utilities shall be available to the Premises 24 hours per day, 7 days per week, except in the case of emergencies, as the result of Legal Requirements, the failure of any Utility provider to provide such Utilities, the performance by any Utility provider of any installation, maintenance or repairs, or any other temporary interruptions. For clarity, during the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, Landlord shall use reasonable efforts to perform such work at such times and in such manner such that is intended to minimize the interference on Tenant’s business and its ability to utilize the Utilities in the Premises during normal business hours, provided that if Tenant requests that such work be scheduled to occur outside of business hours, then Tenant shall be responsible for the extra costs imposed for such scheduling.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then, to the extent that such Service Interruption is due to the gross negligence or willful misconduct of Landlord, there shall be an abatement of one day’s Base Rent and Operating Expenses for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Premises is reasonably usable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall be equitably adjusted to account for the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC service, water, sewer and electricity. The provisions of this paragraph shall only apply as long as the original Tenant or any Permitted Transferee (as defined in Section 22(b) below) is the tenant occupying the Premises under this Lease and shall not apply to any other assignee or sublessee.

Tenant agrees to provide Landlord with access to Tenant’s water and energy usage data on a monthly basis, either by providing Tenant’s applicable utility login credentials to Landlord’s designated online portal, or by another delivery method reasonably agreed to by Landlord and Tenant. The costs and expenses incurred by Landlord in connection with receiving and analyzing such water and energy usage data, to the extent required pursuant to applicable Legal Requirements, shall be included as part of Operating Expenses.

(b) Loading Dock/Freight Elevator. Tenant may use the loading dock and freight elevator serving the Building during the Term at no additional charge.

12. Alterations and Tenant’s Property. The provisions of this first paragraph of Section 12 shall not apply to the Tenant Improvements (which are governed by the Work Letter). Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration (a) affects the

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Building structure, or (b) adversely affects the Building Systems, and in all other instances, such consent shall not be unreasonably withheld, conditioned or delayed. Tenant may construct nonstructural, cosmetic Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $1,000,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. Notwithstanding the foregoing, paint and floor coverings shall be considered Notice-Only Alterations but the cost thereof shall not be included in the aggregate cost limitation set forth in the immediately preceding sentence. If Landlord approves any Alterations, Landlord may impose such reasonable conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all companies performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand, an amount equal to the reasonable out-of-pocket costs incurred by Landlord with respect to each Alteration. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of allcontractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord shall, at Tenant’s request (which request shall be made, if at all, at the time of Tenant’s request for approval of any such Installation, or at the time Tenant provides notice to Landlord of a Notice-Only Alteration), notify Tenant whether or not Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term. If Landlord does not require Tenant to remove such Installation, Tenant shall have the right, but not the obligation, to keep such Installation in place, unless such Installation was paid for with the TI Fund, in which case Tenant shall not be permitted to remove such Installation from the Premises. If Landlord requires Tenant to remove such Installation, Tenant shall remove such Installation in accordance with the immediately succeeding sentence. If this Lease is terminated prior to the Expiration Date, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of

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removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes; provided, however, if this Lease terminates on or after the Expiration Date (or is terminated earlier pursuant to Sections 18 and/or 19), Tenant shall have the right to leave in place those items set forth in subsections (i) and (ii) of this sentence. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to reimbursement from Tenant for its actual, reasonable out-of-pocket costs incurred in connection with the preparation and negotiation of each such waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

Landlord shall notify Tenant at the time that the TI Construction Drawings (as defined in the Work Letter) are approved by Landlord, the extent to which Tenant will be required to remove and/or restore and of the Tenant Improvements at the expiration or earlier termination of this Lease.

13. Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators, life safety systems, and all other building systems serving the Premises and other portions of the Property (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages (except to the extent Landlord fails to maintain the insurance required to be maintained by Landlord pursuant to Section 17 hereof and such losses or damages would have been insured losses or expenses under such insurance had Landlord not failed to maintain such insurance) caused by Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded. Subject to the provisions of the penultimate paragraph of Section 17, losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, and (a) if such loss or damage is covered by insurance (or would have been covered by the insurance that Landlord is required to maintain pursuant to Section 17) Tenant shall pay the deductible (with any deductible to be treated as a current Operating Expense, provided, if such deductible exceeds $250,000, such deductible shall be amortized (with reasonable interest) over the remaining balance of the Term) under such insurance (or the deductible that would have been in place if Landlord had obtained such required insurance), and (b) if such loss or damage is not covered by insurance (and Landlord was not required to maintain such insurance pursuant to Section 17), such loss or damage shall be paid by Tenant, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed; provided that Landlord shall use reasonable efforts to limit

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stoppage of Building Systems services to such times and in such manner that is intended to minimize the interference on Tenant’s ability to use the Premises during normal business hours, provided that if Tenant requests that such work be scheduled to occur outside of business hours, then Tenant shall be responsible for the extra costs imposed for such scheduling. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 2 business days advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair. Except as provided in Section 31, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time (taking into account all the circumstances) after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or, except as provided in Section 31 below, to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth in this Lease. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Subject to the terms of Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the interior of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 30 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 30 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

Notwithstanding anything to the contrary contained in this Lease, as of the Commencement Date, the maintenance and repair obligations for the Premises shall be allocated between Landlord and Tenant as set forth on Exhibit G attached hereto. The maintenance obligations allocated to Tenant pursuant to Exhibit G (the “Tenant Maintenance Obligations”) shall be performed by Tenant at Tenant’s sole cost and expense. For avoidance of doubt, nothing contained in this paragraph shall affect Tenant’s right to receive the benefit of the Warranties as described in Section 2(g) of the Work Letter. The Tenant Maintenance Obligations shall include the procurement and maintenance of contracts, in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, for and with contractors reasonably acceptable to Landlord specializing and experienced in the respective Tenant Maintenance Obligations. Notwithstanding anything to the contrary contained herein, the scope of work of any such contracts entered into by Tenant pursuant to this paragraph shall, at a minimum, comply with manufacturer’s recommended maintenance procedures for the optimal performance of the applicable equipment. Landlord shall, notwithstanding anything to the contrary contained in this Lease, have no obligation to perform any Tenant Maintenance Obligations. The Tenant Maintenance Obligations shall not include the right or obligation on the part of Tenant to make any structural and/or capital repairs or improvements to the Project, and Landlord shall, during any period that Tenant is responsible for the Tenant Maintenance Obligations, continue, as part of Operating Expenses, to be responsible, as provided in Section 13 above, for capital repairs and replacements required to be made to the Project. If Tenant fails to maintain any portion of the Premises for which Tenant is responsible as part of the Tenant Maintenance Obligations within the requirements of this Lease, Landlord shall have the right, but not the obligation, to provide

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Tenant with written notice thereof and to assume the Tenant Maintenance Obligations if Tenant does not commence the cure of such failure within 30 days after receipt of such notice, and diligently pursue such cure to completion. Notwithstanding anything to the contrary contained herein, at any time during the Term during which Landlord has assumed any of the Tenant Maintenance Obligations as a result of Tenant’s failure to perform such Tenant Maintenance Obligations, Landlord shall be entitled to recover the costs of Landlord’s third party property manager (not to exceed 2.0% of Base Rent) or, if there is no third party property manager, administration rent in the amount of 2.0% of Base Rent (such amount shall be in lieu of the amount referred to in clause (vi) in the definition of Operating Expenses set forth in Section 5 above).

Tenant shall cause any vendors and other service providers providing regular service at the Project (including, service providers hired by Tenant to perform services with respect to the Building Systems or to perform janitorial services with respect to the Premises) hired by Tenant to perform services at the Premises or the Project to maintain in effect workers’ compensation insurance as required by Legal Requirements and reasonable commercial general liability insurance with coverage amounts reasonably acceptable to Landlord. Tenant shall cause such vendors and service providers to name Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies and shall provide Landlord with certificates of insurance evidencing the required coverages (and showing Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies) prior to the applicable vendor or service provider providing any services to Tenant at the Project.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Building, Property or Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Building, Property or Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Building, Property or Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises or the Project arising directly or indirectly out of use or occupancy of the Premises or the Project by Tenant or any Tenant Parties (including, without limitation, any act, omission or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the Project) or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross negligence of Landlord Indemnified Parties. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party or Tenant Parties.

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Subject to the other provisions of this Lease including, without limitation, Sections 17 and 36, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all Claims for injury or death to persons or damage to property occurring within the Project outside of the Premises and arising directly or indirectly out of: (i) any act or omission of Landlord or a Landlord Indemnified Party, or (ii) from a breach or default by Landlord in the performance of any of its obligations hereunder; and in each case except to the extent caused by the willful misconduct or negligence of Tenant.

The provisions of this Section 16 shall survive the expiration or earlier termination of this Lease.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project and the Building (including the Tenant Improvements constructed pursuant to the Work Letter). Tenant shall advise Landlord as to the full replacement value of the Tenant Improvements prior to obtaining the certificate of occupancy for the Premises, so that Landlord can timely obtain such insurance covering the Tenant Improvements. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide.” Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may reasonably deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. So long as Landlord’s obligation as set forth in the first sentence of this Section 17 is satisfied, the Building and Property may be included in a blanket policy (in which case the cost of such insurance allocable to the Building and Property will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by accident—each accident, $1,000,000 bodily injury by disease—policy limit, and $1,000,000 bodily injury by disease—each employee; and commercial general liability insurance, with a minimum limit of not less than $7,000,000 per occurrence for bodily injury and property damage with respect to the Premises. For the avoidance of doubt, the policy of all risk property insurance required to be maintained by Tenant pursuant to the immediately preceding sentence shall not include coverage for the Tenant Improvements constructed pursuant to the Work Letter (which amount shall be insured by Landlord pursuant to the first sentence of the preceding paragraph) or any other fixed and permanent improvements in the Premises paid for by Landlord, if any. Tenant shall maintain “builder’s risk” insurance covering the Tenant Improvements during construction of the Tenant Improvements until the Tenant Improvements are Substantially Complete and the certificate of occupancy in connection therewith has been received. The commercial general liability insurance maintained by Tenant shall name ARE-201-231 Adrian Road, LLC, ARE-20 Rollins Road, LLC, ARE-6 Rollins Road, LLC, ARE-30 Rollins Road, LLC, ARE-231 Millbrae Avenue, LLC, Millbrae Partners, LLC, Greystar Millbrae Investors, LLC, Millbrae Investors 1, LLC, Millbrae Investors 2, LLC, GS Millbrae Promote Holder, LLC, ARE-San Francisco No. 89, LLC, CLPF Millbrae LLC, Clarion Lion Properties Fund Holdings, L.P., ARE-San Francisco No. 89 MM, LLC, Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease

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signators (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant (i) no later than 30 days prior to the Commencement Date, and (ii) prior to each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Building, Property or Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Building, Property or Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Notwithstanding any other provision of this Lease, neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises, Building, Property or Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project, provided, however, that (i) Landlord shall not increase such limits more frequently than once in every 3 years, and (ii) the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other casualty (each, a “Casualty Event”), Landlord shall notify Tenant (the “Restoration Notice”) within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises (the “Restoration Period”) or whether Landlord has elected to terminate this Lease pursuant to this Section 18, as applicable.

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(a) Landlord’s Restoration Obligations.

(i)

Minor Casualty Event. If the Restoration Period is estimated to be less 12 months from the earlier of the 60th day after discovery of the date of the damage, or the date of Landlord’s delivery of the Restoration Notice (the “Maximum Restoration Period”), Landlord shall, subject to Section 18(c)(i) below, promptly restore the Premises and the Tenant Improvements (but not any other Alterations installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events, from Supply Chain Delays or as needed to obtain any Hazardous Materials Clearances. As used herein, “Hazardous Materials Clearances” shall mean any license, clearance or other authorization of any kind that is required by Legal Requirements (a) as result of the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises by Tenant or any Tenant Parties, and (b) to be obtained as a pre-condition before Landlord is legally permitted to access and use the Premises and/or perform any restoration work in the Premises.

(ii)	Major Casualty Event.

(A)

First Major Casualty Event During Base Term. If the Restoration Period is estimated to exceed the Maximum Restoration Period (a “Major Casualty Event”), and such Major Casualty Event (1) occurs during the Base Term and (2) no other Major Casualty Event has previously occurred, then Tenant may elect to terminate this Lease by written notice to Landlord delivered within 15 business days of receipt of a Restoration Notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless Tenant so elects to terminate this Lease, Landlord shall, subject to Section 18(c)(i) below, promptly restore the Premises and the Tenant Improvements (but not any other Alterations installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events, from Supply Chain Delays or as needed to obtain any Hazardous Materials Clearances, provided, if less than 10 years would remain in the Base Term following the Restoration Period, the Base Term of this Lease shall be extended such that 10 years would remain in the Base Term following completion of the repair or restoration of the Premises (and such extension will be on the same terms and conditions as this Lease (excluding the Work Letter), Base Rent would continue to be annually adjusted on each Adjustment Date in accordance with Section 4(a) of this Lease, and this Lease shall be amended to reflect such extension). If (x) the general contractor performing the repair or restoration of the Premises provides written notice (at any time prior to the end of the Restoration Period) that the repair or restoration will not be substantially complete by the end of the Restoration Period, or (y) repair or restoration of the Premises is not substantially complete as of the end of the Restoration Period (which Restoration Period in any case shall be subject to subject to extension due to delays arising from the collection of insurance proceeds, from Force Majeure events, from Supply Chain Delays or as needed to obtain any Hazardous Materials Clearances), then, in either case, Tenant may by written notice to Landlord delivered within 15 business days of receipt of written notice from the general contractor (with respect to clause (x)) or the expiration of the Restoration Period (with respect to clause (y)),

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as applicable, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

(B)

Second Major Casualty Event or Major Casualty Event During Extension Term. If a Major Casualty Event (1) is the second Major Casualty Event to occur, or (2) occurs during the Extension Term, Landlord may, in the Restoration Notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, if Landlord elects to restore the Premises, notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 15 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to Section 18(c)(i) below, promptly restore the Premises and the Tenant Improvements (but not any other Alterations installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events, from Supply Chain Delays or as needed to obtain any Hazardous Materials Clearances; provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Restoration Period, Tenant may by written notice to Landlord delivered within 15 business days of the expiration of the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

(iii)

Casualty at End of Term. Notwithstanding anything to the contrary contained in this Section 18, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term, and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period.

(b) Tenant’s Restoration Obligations. In the event Landlord is required to restore the Premises in accordance with Section 18(a) above, Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure events, from Supply Chain Delays or as needed to obtain any Hazardous Materials Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease.

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(c)	Generally.

(i)

Insurance Shortfall. Notwithstanding anything to the contrary contained in this Section 18, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration or otherwise materially sufficient to complete such restoration, as reasonably determined by Landlord, but not in the event that materially sufficient insurance proceeds are not available as a result of Landlord’s failure to maintain the property insurance which Landlord is expressly required to maintain under this Lease. Any insurance deductible shall be treated as a current Operating Expense, provided, if such deductible exceeds $250,000, such deductible shall be amortized (with reasonable interest) over 10 years. If Landlord terminates this Lease pursuant to this Section 18(c)(i), Tenant shall have the right to reject Landlord’s termination notice and require Landlord to restore the Premises; provided, however, that Tenant provides Landlord with written notice (the “Termination Rejection Notice”), within 15 business days after receipt of the Restoration Notice, of Tenant’s election to require Landlord to restore the Premises and Tenant pays the full amount of the shortfall (the “Tenant Contribution”). Landlord shall have the right to require Tenant to deposit a letter of credit complying with the terms of Section 6 above in the amount of the full Tenant Contribution with Landlord within 15 business days after Tenant’s delivery of the Termination Rejection Notice to secure Tenant’s obligation to pay the Tenant Contribution.

(ii)

Rent Abatement. In the event of a Casualty Event with respect to the Premises requiring restoration by Landlord as provided for in this Section 18, Base Rent and Operating Expenses shall be abated from the date all Hazardous Materials Clearances are obtained by Tenant or any Tenant Parties and such abatement shall be in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. In the event that no Hazardous Materials Clearances are required to be obtained by Tenant or any Tenant Parties, abatement of Base Rent and Operating Expenses shall commence on the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in Section 18(a), Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

(iii)

Project Amenities Damaged or Destroyed. If any of the Project Amenities are damaged or destroyed by a Casualty Event and the rentable square footage of the Premises had been previously ratably increased to include square footage attributable to such Project Amenities in accordance with the last paragraph of Section 5 of the Lease, and if Landlord elects to not rebuild such Project Amenities, then the rentable square footage of the Premises shall be ratably decreased to account for the removal of the square footage of such Project Amenities from the Project. Notwithstanding the foregoing, if the 6 Rollins Building is damaged or destroyed by a Casualty Event, Landlord shall rebuild the 6 Rollins Building so long as (A) the Remaining Term Condition (as defined below) is satisfied, (B) materially sufficient insurance proceeds are available to complete such restoration, as reasonably determined by Landlord (with any insurance deductible being treated as a current Operating Expense, provided, if such deductible exceeds $250,000, such deductible shall be amortized (with reasonable interest) over 10 years), and

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(C) if the Premises was also damaged or destroyed by a Casualty Event, Landlord has not elected to terminate this Lease pursuant to this Section 18. For avoidance of doubt, clause (B) in the immediately preceding sentence shall not be a reason for Landlord to not rebuild the 6 Rollins Building in the event that materially sufficient insurance proceeds are not available as a result of Landlord’s failure to maintain the property insurance which Landlord is expressly required to maintain under this Lease. As used herein, the “Remaining Term Condition” shall be deemed satisfied if either (i) there would be at least 2 years remaining in the Term following completion of the repair or restoration of the 6 Rollins Building (taking into account the reasonably expected time to perform such repair or restoration), or (ii) there would not be less than 2 years remaining in the initial 15-year Term following completion of the repair or restoration of the 6 Rollins Building (taking into account the reasonably expected time to perform such repair or restoration), but within 15 business days following Tenant’s receipt of the No Rebuild Notice (as defined below), Tenant exercises its Extension Right as set forth in Section 40(a) below (which Tenant shall have the right to exercise under such circumstances even though there will be more than 24 months then remaining in the initial 15 year Term at the time of such exercise). If Landlord determines not to rebuild the 6 Rollins Building solely because Landlord has reasonably determined that there would not be at least 2 years remaining in the Term following completion of the repair or restoration of the 6 Rollins Building (taking into account the reasonably expected time to perform such repair or restoration), then Landlord shall provide written notice thereof to Tenant (“No Rebuild Notice”) promptly after making such determination.

(iv)

Entire Agreement Regarding Casualty Event. The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Building, Property or Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Building, Property or Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises, Building, Property or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment materially interfere with or impair Landlord’s ownership or operation of the Project, or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises, Building and Property as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s

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interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises, Building, Property or Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults.

(i)

Tenant shall fail to pay any installment of Base Rent or the Annual Estimate when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Base Rent or the Annual Estimate within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(ii)

Tenant shall fail to pay any Rent or other amount payable by Tenant hereunder (other than Base Rent or Annual Estimate) within 30 days after receipt of written notice that such amount is due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay such amount within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law; and provided further that if Tenant in good faith disputes that such amount is payable, then Tenant’s failure to pay the disputed amount shall not be a Default hereunder.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed without Landlord’s approval, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 5 days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises. Tenant shall be deemed to have not abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant’s obligations under the Decommissioning and HazMat Closure Plan in compliance with Section 28, (ii) Tenant has obtained the release of the Premises of all Hazardous Materials Clearances and the Premises are free from any residual impact from the Tenant HazMat Operations and provides reasonably detailed documentation to Landlord confirming such matters, (iii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iv) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

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(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 business days after Tenant receives notice of any such lien being filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant; provided that if the nature of Tenant’s default pursuant to this Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall be deemed to not be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that, upon request by Landlord from time to time, Tenant shall provide Landlord with detailed written status reports regarding the status of such cure and the actions being taken by Tenant. Any notice given under this Section 20(h) shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice. If Tenant’s prosecution of the cure of such default adversely affects any other tenant(s) of the Project (as determined in Landlord’s good faith discretion), then Tenant shall be obligated to complete such cure as soon as reasonably possible after Tenant’s receipt of Landlord’s notice of default, but only if Landlord’s notice of default so specifies that Tenant is obligated to complete such cure as soon as reasonably possible because one or more other tenants in the Project are being adversely affected thereby.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Notwithstanding the foregoing, before assessing interest at the Default Rate for the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right to assess interest at the Default Rate if Tenant pays such delinquency within 5 days thereafter. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

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(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the late charge if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)

Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor;

(ii)	Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A)	The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B)

The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)

The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)

Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

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The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease. As used in Sections 21(c)(ii)(A) and (B) above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii)

Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv)

Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v)

Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(e) hereof, at Tenant’s expense.

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

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22. Assignment and Subletting.

(a) General Prohibition. Except as provided in the last sentence of this Section 22(a), in the last sentence of the first paragraph of Section 22(b), and in the second paragraph of Section 22(b), without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. Notwithstanding the foregoing, any public offering of shares or other ownership interest in Tenant shall not be deemed an assignment.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Control Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting, which approval shall not be unreasonably withheld, conditioned or delayed and which shall not be withheld so long as the form of sublease is substantially and materially consistent with the proposed form previously provided to and approved by Landlord), or (ii) refuse such consent, in its reasonable discretion. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; provided, however, for purposes of this subsection (3), such area of scientific research or other business concern shall be deemed to be not controversial if another tenant within the portfolio of buildings owned by Alexandria Real Estate Equities, Inc. and its affiliates engages in the same area of scientific research or business concern; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (11) the assignment or sublease is prohibited by Landlord’s lender. Tenant shall pay to Landlord a fee equal to Three Thousand Dollars ($3,000) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.

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Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Tenant and any assignee or sublessee shall execute a reasonable form of acknowledgment of assignment or sublease, as applicable. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord ((x) unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord promptly thereafter, and (y) if the transaction is subject to confidentiality requirements, Tenant’s advance notification shall be subject to Landlord’s execution of a non-disclosure agreement reasonably acceptable to Landlord and Tenant) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments” and the transferee in any such Permitted Assignment is referred to herein as a “Permitted Transferee.”

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)

that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)

A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting (provided that if Tenant is not permitted by law or contract to provide such list prior to the proposed assignment, Tenant shall provide such list as reasonably promptly as Tenant is permitted to do so), including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other

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documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the Base Rent and Operating Expenses payable under this Lease with respect to the applicable portion of the Premises (excluding however, any Excess Rent payable under this Section) and actual and reasonable and customary brokerage fees, legal costs, tenant improvements, free rent, improvement allowances and other inducements, and any design or construction fees directly related to and required pursuant to the terms of any such sublease (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant, except that Tenant shall have no obligation to pay Excess Rent in connection with a Permitted Assignment. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full

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force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within 5 business days after Tenant’s receipt of a second written notice from Landlord shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant and all Tenant Parties shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord and delivered to Tenant at least 10 days prior to the effectiveness thereof covering use of the Premises and the Project. Such rules and regulations may include, without limitation, rules and regulations relating to the use of the Project Amenities and/or rules and regulations which are intended to encourage social distancing, promote and protect health and physical well-being within the Building and the Project and/or intended to limit the spread of Infectious Conditions. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project but shall enforce such rules and regulations in a non-discriminatory manner.

27. Subordination. Landlord represents and warrants to Tenant that, as of the Effective Date, there is no existing Mortgage encumbering the Property. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage hereafter created on or against the Project, Property, Building or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. If such Holder requests that Tenant execute, acknowledge and deliver any instruments confirming such subordination and attornment, Landlord agrees to cause such Holder to enter into a subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant with respect to this Lease, which shall contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. The SNDA shall be on the commercially reasonable form prescribed by the Holder and Tenant shall pay the Holder’s fees and costs in connection with obtaining such SNDA; provided, however, that Landlord shall request that Holder make any reasonable changes to the SNDA requested by Tenant. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

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28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in substantially the same condition the Premises is in following the Substantial Completion of the Tenant Improvements (and subject to Tenant’s right to remove the Removable Installations, as provided herein), subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than Landlord or any Landlord’s employees, agents and contractors (collectively, “Tenant HazMat Operations”) and with Tenant having obtained all Hazardous Materials Clearances, broom clean, excepting ordinary wear and tear, repairs for which Tenant is not responsible under this Lease, and repair of damage due to casualty and/or condemnation covered by Sections 18 and 19. At least 3 months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Decommissioning and HazMat Closure Plan”). Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant, which approval shall not be unreasonably withheld. In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties, provided that Landlord instructs such third parties to treat the same as confidential.

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Landlord’s consultant, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

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At the expiration or earlier termination of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises, Building, Property or Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, Building, Property or Project or any adjacent property or if contamination of the Premises, Building, Property or Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise during or after the Term as a result of and to the extent of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, Building, Property, Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, Building, Property, Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, Building, Property, Project or any adjacent property to the condition that the Premises, Building, Property, Project or any adjacent property, as applicable, would have been in but for the occurrence of contamination for which Tenant is responsible under this Lease, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, Building, Property or Project.

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(b) Limitation of Liability. Notwithstanding anything to the contrary contained in Section 28 or this Section 30 or anywhere else in this Lease, Tenant shall have no liability for, shall not be responsible for, shall have no obligation to clean up or otherwise remediate, and the indemnification, defense, and hold harmless obligation of Tenant set forth in this Lease shall not apply to (i) contamination in or under the Premises which Tenant can prove existed in or under the Premises immediately prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in or under the Premises which Tenant can prove migrated from outside of the Premises into or under the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party (and if this clause (y) applies, Tenant’s liability and responsibility and the indemnification, defense and hold harmless obligations of Tenant shall be limited only to the extent so caused, contributed or exacerbated, as the case may be, by Tenant or any Tenant Parties).

(c) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Upon Landlord’s request (which request shall be made no more frequently than once per calendar year), or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Prior to the Commencement Date (or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority), Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to Tenant’s use, storage, handling, treatment, generation, release or disposal of Hazardous Materials: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed by Tenant in, on or under the Project for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(d) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord, to Tenant’s knowledge, that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the Effective Date, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

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(e) Testing. At any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, Building, Property or Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is responsible under this Lease, Tenant shall pay all costs to conduct such tests. If no such contamination for which Tenant is responsible under this Lease is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with anyenvironmental assessment in no way waives any rights which Landlord may have against Tenant.

(f) Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%. Notwithstanding the foregoing, so long as Tenant leases the entire Building, this Section 30(f) will not be applicable.

(g) Storage Tanks. If storage tanks storing Hazardous Materials located on the Premises, Building, Property or Project are used by Tenant or are hereafter placed on the Premises, Building, Property or Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to use or install any underground storage tanks at the Project.

(h) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Lease (including, without limitation, the release and termination of any licenses or permits obtained by Tenant, any Tenant Party or any assignee or sublessees restricting the use of the Premises and the completion of the approved Decommissioning and HazMat Closure Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

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(i) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises, Building, Property or Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, in which event Landlord shall be deemed to be not in default so long as Landlord commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord, if applicable, a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises or presents an imminent threat of injury, bodily harm or death or substantial property damage (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible after obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 2 business days following receipt of telephonic notice to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence the cure of any claimed Material Landlord Default as provided above or if Landlord fails to prosecute such cure to completion with reasonable and appropriate diligence under the circumstances, Tenant may, but shall not be obligated to, undertake such cure to completion, provided that such cure does not adversely affect any Building Systems included in the Landlord’s Work, or affect the Building structure or Common Areas, and Tenant shall be entitled to recover from Landlord all costs of such cure incurred by Tenant (but not any consequential or other damages) by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease.

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All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord first arising following such transfer, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises during business hours on not less than 2 business days advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any repairs as may be required or permitted pursuant to this Lease, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 18 months of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign at the Project stating that the Project is available for sale, or, during the last 12 months of the Term, that the Premises are available to let. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, Building and Property, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use or Tenant’s access to the Premises. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. At all times, except in the case of emergencies, during any entry into the Premises pursuant to this Section 32, Landlord shall use good faith commercially reasonable efforts to minimize the disruption of Tenant’s business and interference with Tenant’s use and occupancy of the Premises. Landlord shall use reasonable efforts to comply with Tenant’s reasonable security requirements with respect to entering restricted portions of the Premises; provided, however, that Tenant has notified Landlord of such security requirements reasonably prior to Landlord’s entry into the Premises and provided further than in no event shall Tenant bar or prohibit access by Landlord and its employees, agents and contractors for the performance of the obligations of Landlord or the exercise of the rights of Landlord under this Lease.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises, Building, Property and/or Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, local, regional or national epidemic or pandemic, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).

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35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Cushman & Wakefield and Jones Lang LaSalle. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield and Jones Lang LaSalle, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to Cushman & Wakefield arising out of the execution of this Lease in accordance with the terms of a separate written agreement between Landlord and each of Cushman & Wakefield and Jones Lang LaSalle. For avoidance of doubt, Tenant shall have no obligation to pay any commissions due to Cushman & Wakefield and Jones Lang LaSalle arising out of the execution of this Lease.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF, BASE RENT PAID BY TENANT FOLLOWING A JUDGMENT AGAINST LANDLORD ARISING OUT OF THIS LEASE UNTIL SUCH JUDGMENT HAS BEEN PAID, AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

Tenant acknowledges and agrees that measures and/or services implemented at the Project, if any, intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, may not prevent the spread of such Infectious Conditions. Neither Landlord nor any Landlord Indemnified Parties shall have any liability and Tenant waives any claims against Landlord and the Landlord Indemnified Parties with respect to any loss, damage or injury in connection with (x) the implementation, or failure of Landlord or any Landlord Indemnified Parties to implement, any commercially reasonable measures and/or services at the Project intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, or (y) the failure of any measures and/or services implemented at the Project, if any, to limit the spread of any Infectious Conditions.

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37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) coat or otherwise sunscreen the interior or exterior of any windows„ or (iii) paint, affix or exhibit on any part of the Premises, Building, Property or Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. In addition, Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed: (a) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, or (b) place any bottles, parcels, or other articles on the window sills.

Tenant shall also have the non-exclusive right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo on the location on the monument sign serving the Building (the “Monument Sign”) identified on Exhibit H attached hereto. Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on the Monument Sign, for the removal of Tenant’s signage from the Monument Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal. Tenant acknowledges that Landlord shall have the right to include the name and/or logo of Landlord or “Alexandria Real Estate Equities” on the Monument Sign. Notwithstanding anything to the contrary contained herein, Tenant may use a portion of the TI Allowance toward the cost of the fabrication and installation of Tenant’s signage on the Monument Sign.

Tenant shall also have the exclusive right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo on the Building in the location identified on Exhibit H attached hereto (the “Building Sign”). Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s Building Sign, for the removal of Tenant’s signage on Tenant’s Building Sign at the expiration or earlier termination of this Lease and for the repair all damage resulting from such removal. Tenant acknowledges that Landlord shall have the right to include the name and/or logo of Landlord or “Alexandria Real Estate Equities” on the Monument Sign. Notwithstanding anything to the contrary contained herein, Tenant may use a portion of the TI Allowance toward the cost of the fabrication and installation of Tenant’s Building Sign.

39. Right to Expand.

(a) Initial Expansion Right. Tenant shall have the exclusive right, but not the obligation, on or before the date that is 365 calendar days after the Effective Date (the “Initial Expansion Right Expiration Date”) to expand the Premises to include that certain to-be-constructed building known as 231 Adrian, Millbrae, California, which is anticipated to contain approximately 185,000 rentable square feet of

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laboratory and office space (the “231 Adrian Building”), upon the terms and conditions set forth in this Section 39(a) (the “Initial Expansion Right”). Landlord shall not engage in negotiations with any third parties with respect to the leasing of the 231 Adrian Building prior to the Initial Expansion Right Expiration Date. Subject to the terms of this Section 39(a), if Tenant elects to exercise its Initial Expansion Right, then Tenant shall, on or before the Initial Expansion Right Expiration Date, deliver written notice to Landlord (“Exercise Notice”) of its election to exercise the Initial Expansion Right. For the avoidance of doubt, Tenant may exercise its Initial Expansion Right only with respect to the entire 231 Adrian Building. If Tenant timely delivers an Exercise Notice to Landlord, then Landlord and Tenant shall enter into a separate written lease for the 231 Adrian Building (the “231 Adrian Lease”), which shall be on the same terms and conditions as this Lease, except that the terms of the 231 Adrian Lease shall be modified as follows: (a) the “231 Adrian Commencement Date” shall be the date that the earlier of when Landlord delivers the 231 Adrian Building to Tenant in Tenant Improvement Work Readiness Condition (which shall have a similar definition as set forth in the Work Letter attached to this Lease) or when Landlord could have delivered the 231 Adrian Building to Tenant in Tenant Improvement Work Readiness Condition but for Tenant Delays; (b) the “231 Adrian Rent Commencement Date” shall be the be the earliest of (i) the date that is 12 months after the 231 Adrian Commencement Date, (y) the date that the Tenant Improvements in the 231 Adrian Building are Substantially Complete (which shall have the same definition as set forth in the Work Letter attached to this Lease), and (z) the date that Tenant commences operating its business in any portion of the 231 Adrian Building, (c) commencing on the 231 Adrian Rent Commencement Date, Tenant shall pay Base Rent per rentable square foot of the 231 Adrian at the same rate that Tenant is then paying per rentable square of the Premises; (d) Tenant shall commence paying 100% of the Operating Expenses with respect to the 231 Adrian on the 231 Adrian Rent Commencement Date and the 231 Adrian Building’s Share of Operating Expenses shall be determined based on the rentable square footage of the 231 Adrian Building divided by the rentable square footage of the Project; (e) Landlord shall construct the core, shell and sitework for the 231 Adrian Building pursuant to a work letter in substantially the same form as the work letter attached to this Lease (the “231 Adrian Work Letter”); and (f) Landlord shall make available for the construction of tenant improvements in the 231 Adrian Building pursuant to the terms of the 231 Adrian Work Letter (i) a tenant improvement allowance for the 231 Adrian Building in the amount of $225.00 per rentable square foot of the 231 Adrian Building, and (ii) at Tenant’s option, an additional tenant improvement allowance for the 231 Adrian Building in the amount of $100.00 per rentable square foot of the 231 Adrian Building which, to the extent used, shall result in TI Rent as set forth in Section 4(b) of this Lease. For the avoidance of doubt, the Base Term of the 231 Adrian Lease shall terminate concurrently with the Base Term of this Lease. If Tenant fails to deliver an Exercise Notice to Landlord on or before the Initial Expansion Right Expiration Date, Tenant shall be deemed to have waived its rights under this Section 39(a), and Landlord shall have the right, subject to the terms of Section 39(b) below, to lease all or any portion of the 231 Adrian Building to any third party on any terms and conditions acceptable to Landlord. Tenant acknowledges and agrees that Landlord may, but shall not be obligated to, begin construction of the core, shell and sitework for the 231 Adrian Building prior to Tenant’s delivery of an Exercise Notice pursuant to this Section 39(a).

(b) Subsequent Expansion Right. If Tenant does not exercise its Initial Expansion Right under Section 39(a) on or before the Initial Expansion Right Expiration Date, and if at any time during the period commencing on the day immediately following the Initial Expansion Right Expiration Date thorough the date that is 365 calendar days after the Initial Expansion Right Expiration Date (the “ROFR Expiration Date”), Landlord receives a request for a proposal or a proposal that Landlord is willing to consider or Landlord in good faith delivers a proposal to a third party (each “Pending Deal”) to lease all or a portion the ROFR Space (as hereinafter defined), Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal, along with the terms and conditions on which Landlord is prepared to lease the Identified Space to Tenant, provided that the base rent for the Identified Space shall be at a Market Rate (as defined in Section 40(a) below). For purposes of this Section 39(b), “ROFR Space” shall mean any space in the 231 Adrian Building. For the avoidance of doubt, Tenant shall

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be required to exercise its right under this Section 39(b) with respect to all of the space in the 231 Adrian Building subject to the Pending Deal (the “Identified Space”). Within 10 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “ROFR Exercise Notice”) if Tenant elects to exercise its Right of First Refusal with respect to the Identified Space. If Landlord and Tenant are unable to agree on the Market Rate for the Identified Space after negotiating in good faith within 5 days after Tenant’s delivery of the ROFR Exercise Notice, the Market Rate shall be determined through arbitration in accordance with Section 40(b) below. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 39(b) is hereinafter referred to as the “Right of First Refusal”. If the Identified Space subject to a Pending Deal Notice does not include all of the ROFR Space, Tenant’s Right of First Refusal shall continue to apply through the ROFR Expiration Date with respect to any remaining portion of the ROFR Space. Tenant acknowledges that the term of this Lease with respect to the Identified Space and the Term of this Lease with respect to the existing Premises may not be co-terminous and that in no event shall the Work Letter apply to the Identified Space. If Tenant does not deliver a ROFR Exercise Notice to Landlord within such 10-day period, then Tenant shall be deemed to have waived its rights under this Section 39(b) to lease the Identified Space and Landlord shall have the right to lease the Identified Space to the third party (or an affiliate thereof) on terms and conditions acceptable to Landlord for the amount of space required by such third party. The terms of this Section 39(b) shall terminate and be of no further force or effect following the ROFR Expiration Date.

(c) Separate Lease. If: (i) Tenant fails to timely deliver an Exercise Notice or ROFR Exercise Notice, as applicable, or (ii) after the expiration of a period of 30 days after Landlord’s delivery to Tenant of a separate written lease for the 231 Adrian Building or the Identified Space, as applicable, no separate written lease for the 231 Adrian Building or the Identified Space, as applicable, acceptable to both parties each in their reasonable discretion after using diligent good faith efforts negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to lease the 231 Adrian Building or Identified Space, as applicable.

(d) Exceptions. Notwithstanding the above, the Initial Expansion Right and the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant during any period of time that a Default by Tenant then exists under any provision of this Lease.

(e) Termination. The Initial Expansion Right and the Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely delivery of an Exercise Notice or ROFR Exercise Notice, as applicable, if, after such delivery, a Default by Tenant occurs and Tenant fails to cure such Default prior to the commencement date of the lease of the 231 Adrian Building or the Identified Space, as applicable.

(f) Rights Personal. The Initial Expansion Right and the Right of First Refusal are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that such rights may be assigned to (and if assigned shall be enforceable by) a Permitted Transferee.

(g) No Extensions. The period of time within which the Initial Expansion Right or the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Initial Expansion Right or the Right of First Refusal.

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40. Right to Extend Term. Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a) Extension Rights. Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease with respect to the entire Premises only for 120 months (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior, and no earlier than 24 months prior, to the expiration of the Base Term of this Lease. Notwithstanding the foregoing, if Tenant desires to extend the Term of the Lease with respect to less than the entire Premises, Landlord and Tenant agree to discuss the same in good faith; provided, however, nothing contained herein shall obligate either party to enter into a lease extension for less than the entire Premises unless the terms of such extension are acceptable to both parties in their respective sole and absolute discretion.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of thecommencement of such Extension Term by a percentage as determined as set forth below. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the vicinity of the Project for a comparable term, with the determination of the Market Rate to take into account all relevant factors and differences between Tenant and this Lease as compared to other tenants and other leases for other laboratory/office buildings in the vicinity of the Project, including, without limitation, (a) the size of the Premises as compared to such other premises, (b) the length of the Extension Term as compared to the terms of such other leases, (c) the rent payable under such other leases, including concessions and inducements offered to new tenants, such as free rent, tenant improvement allowances and moving allowances (which will not be payable under this Lease with respect to the Extension Term), (d) Tenant’s creditworthiness as compared to the creditworthiness of tenants under such other leases (e) the leasing commissions payable under such other leases (which are not payable under this Lease with respect to the Extension Term), (f) the age of mechanical systems serving the Premises as compared to the age of mechanical systems serving the premises under such other leases, (g) the age, quality and location of the Building and the Project as compared to the other buildings and projects that are the subject of such other leases, and (h) parking fees payable under the Lease as compared to parking fees payable under such other leases. In addition, Landlord may impose a market rent for the parking rights provided hereunder if comparable landlords of comparable buildings in the vicinity of the Project are charging market rent for parking rights .

If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease, Tenant and Landlord, after negotiating in good faith, have not agreed on the Market Rate and the rent escalations during the Extension Term, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of this Lease for the Extension Term.

(b) Arbitration.

(i)

Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall be the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single

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Arbitrator (defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted Arbitrator shall determine the Base Rent for the Extension Term in the manner set forth below. If 2 Arbitrators are timely appointed, the 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator (the “Third Arbitrator”). If the 2 Arbitrators so selected cannot agree on the selection of the Third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such Third Arbitrator by application to any state court in San Mateo County, upon 10 days prior written notice to the other party of such intent.

(ii)

The decision of the single Arbitrator or the Third Arbitrator, as applicable, shall be made within 30 days after the appointment of a single Arbitrator or the Third Arbitrator, as applicable, and shall be final and binding upon the parties. The single Arbitrator or the three Arbitrators, as applicable, shall determine the Market Rate in accordance with the requirements and criteria set forth in the second paragraph of Section 40(a) above. If there are three Arbitrators, then Landlord’s Arbitrator and Tenant’s Arbitrator each shall provide its determination of the Market Rate for the applicable Extension Term to the Third Arbitrator and the Third Arbitrator shall select one or the other (it being understood that the Third Arbitrator shall be expressly prohibited from selecting a compromise figure). Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the Third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment to this Lease recognizing the Market Rate and escalations for the Extension Term.

(iii)

An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and who shall: (i) (A) be a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Francisco Bay area, or (B) be a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Francisco Bay area, (ii) devote substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) not have represented Landlord or Tenant in the preceding 3 years and who otherwise shall be in all respects impartial and disinterested.

(c) Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that the Extension Right may be assigned to (and if assigned shall be enforceable by) a Permitted Transferee.

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(d) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right, at Landlord’s option, shall not be in effect and Tenant may not exercise the Extension Right:

(i)	during any period of time that a Default by Tenant then exists under any provision of this Lease; or

(ii)	during any period that Tenant and/or a Permitted Transferee is occupying less than 50% of the Premises; or

(iii)

if a Default by Tenant under any provision of this Lease has occurred 3 or more times during the 12 month period prior to the date on which Tenant seeks to exercise its Extension Right, regardless of whether any such Default has been cured.

(e) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f) Nullification. Tenant’s exercise of the Extension Right shall, at Landlord’s option, be nullified and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) a Default by Tenant occurs and Tenant fails to cure such Default prior to the commencement of the Extension Term; or (ii) a Default by Tenant has occurred 3 or more times during the period commencing on the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, regardless of whether any such Default has been cured.

41. Roof Equipment. No space will be available on the roof of the Building for Tenant’s mechanical equipment. The location of such mechanical equipment shall be accommodated in the basement of the Building and/or other locations reasonably determined by Landlord and Tenant.

42. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish to Landlord true and complete copies of (i) upon Landlord’s written request on an annual basis, Tenant’s most recent audited annual financial statements, but so long as Tenant does not prepare audited financial statements, it shall be sufficient for Tenant to provide Tenant’s most recent Management Accounts spreadsheet (which includes an income statement, balance sheet and cash flow statement); provided, however, that Tenant shall not be required to deliver to Landlord such audited annual financial statements or such Management Accounts spreadsheet (as applicable) for any particular year sooner than the date that is 90 days after the end of each of Tenant’s fiscal years during the Term, (ii) upon Landlord’s written request on a quarterly basis, Tenant’s most recent unaudited quarterly financial statements, but so long as Tenant does not prepare unaudited quarterly financial statements, it shall be sufficient for Tenant to provide Tenant’s most recent quarterly Management

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Accounts spreadsheet (which shall include a quarterly income statement, balance sheet and cash flow statement); provided, however, that Tenant shall not be required to deliver to Landlord such unaudited quarterly financial statements or quarterly Management Accounts spreadsheet (as applicable) for any particular quarter sooner that the date that is 45 days after the end of each of Tenant’s fiscal quarters during the Term, (iii) upon Landlord’s written request from time to time, corporate brochures and/or profiles prepared by Tenant for prospective investors, and (iv) upon Landlord’s written request from time to time, any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Landlord shall treat the information provided by Tenant pursuant to this Section 42(c) as confidential information. Notwithstanding anything to the contrary contained in this Lease, Landlord’s written request for financial information pursuant to this Section 42(c) may delivered to Tenant via email. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 42(c) shall not apply.

(d) Recordation. This Lease shall not be filed by or on behalf of Tenant in any public record, unless, if in the opinion of counsel for either party, disclosure is advisable under any applicable Legal Requirements regarding public disclosure of business information, provided such party shall provide the other party with reasonable notice and adequate time for such other party to request redaction of certain confidential information in this Lease. Notwithstanding the foregoing, upon Tenant’s request and at Tenant’s sole cost and expense, Landlord shall execute and notarize a memorandum of lease prepared by Tenant which memorandum shall contain only the following information and any other additional information that may be required by applicable law: (i) the names of the parties to this Lease, (ii) description of the Premises and the Project, (iii) the Term, (iv) Tenant’s Extension Right, (v) the Initial Expansion Right, and (vi) the Right of First Refusal. Tenant’s memorandum of lease shall provide for automatic termination at the Lease’s expiration or earlier termination. Notwithstanding the foregoing, upon Landlord’s request, Tenant shall execute and deliver to Landlord a recordable termination of the memorandum of lease upon the expiration or earlier termination of the Lease. The provisions of this Section 42(d) shall survive the expiration or earlier termination of this Lease.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

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(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of the obligations under this Lease.

(j) OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o) Development. Tenant acknowledges that Landlord, in its sole discretion, may from time to time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation,

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additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project. Tenant acknowledges and agrees that construction noise, vibrations and dust associated with normal construction activities in connection with any redevelopment of the Project are to be expected during the course of such construction. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall ensure that Tenant at all times has reasonable access to the Premises, and shall not change the size, dimensions, location or Tenant’s Permitted Use of the Premises.

(p) EV Charging Stations. In addition to the 93 EV Stations that Landlord plans for the Project, Landlord shall not unreasonably withhold its consent to Tenant’s written request to install 1 or more electric vehicle car charging stations (“EV Stations”) in the parking area serving the Project; provided, however, that Tenant complies with all reasonable requirements, standards, rules and regulations which may be imposed by Landlord, at the time Landlord’s consent is granted, in connection with Tenant’s installation, maintenance, repair and operation of such EV Stations (provided that in no event shall Landlord charge Tenant for the parking spaces so used by Tenant for such EV Stations so long as the spaces so used by Tenant are those that are reserved for use by Tenant and Tenant’s visitors pursuant to Section 10). Tenant shall pay all costs, whether incurred by Landlord or Tenant, in connection with the installation, maintenance, repair and operation of each Tenant’s EV Station(s). Nothing contained in this paragraph is intended to increase the number of parking spaces which Tenant is otherwise entitled to use at the Project under Section 10 of this Lease nor impose any additional obligations on Landlord with respect to Tenant’s parking rights at the Project.

(q) California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitutes the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at the sole cost and expense of Tenant, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) except

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as provided in clause (E) below, Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards in place as of the date of Shell Substantial Completion relating to those items of the Building and Project located outside the Premises that were included in Landlord’s Work and required to be completed by Landlord at its sole cost and expense, then Landlord, at its sole cost (and not includable in Operating Expenses) shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations.

(r) Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(s) Prevailing Party’s Fees. In the event that either party should bring suit or commence any suit or proceeding related to this Lease, then all reasonable costs and expenses, including reasonable attorneys’ fees and expert fees, incurred by the prevailing party relating to such legal action shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

(t) Subdivision/Master Plan. Tenant acknowledges having been advised by Landlord that Landlord will be pursuing a new subdivision map or lot line adjustments or master planning to create one or more separate legal parcels on which the Building and other areas of the Project will be located and the process is intended to be completed prior to the Commencement Date. Landlord shall have sole discretion with regard to all matters relating to the creation of such separate legal parcel(s) provided that Landlord shall ensure that Tenant has access, whether by easement or otherwise, to a public street, and Tenant acknowledges and agrees that in connection with the creation of such separate legal parcel(s): (i) ARE-230 and/or ARE-231 may assign its interest as landlord in this Lease; and (ii) upon either Landlord’s or Tenant’s request, Landlord and Tenant shall execute an amendment to this Lease documenting the new legal description for the Property. Nothing contained in this Section 42(t) is intended to limit Landlord’s (or any of its affiliates’) rights to enter into a joint venture at any time with respect to the ownership of Property or to assign this Lease to any such joint venture or any entity affiliated with such joint venture.

[Signatures on next page ]

Net Laboratories	230 Harriet Tubman Way/Eikon – Page 50

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

EIKON THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Roger M. Perlmutter
Name:	Roger M. Perlmutter
Its:	Chairman and Chief Executive Officer
☒ I hereby certify that the signature, name, and title
above are my signature, name and title

LANDLORD:

ARE-230 ADRIAN ROAD, LLC,
a Delaware limited liability company

By:	Millbrae Partners, LLC
a Delaware limited liability company, its managing member

	By:	ARE-San Francisco No. 89, LLC,
a Delaware limited liability company, its managing member

	By:	ARE- San Francisco No. 89 MM, LLC,
a Delaware limited liability company, its managing member

	By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
its managing member

	By:	ARE-QRS Corp.
a Maryland corporation,
its general partner

	By:	/s/ Kristen Childs
	Name:	Kristen Childs
	Its:	Vice President – Real Estate

[Signatures continue on the next page]

Net Laboratories	230 Harriet Tubman Way/Eikon – Page 51

ARE-231 MILLBRAE AVENUE, LLC,
a Delaware limited liability company

By:	Millbrae Partners, LLC,
a Delaware limited liability company,
its managing member

	By:	ARE-San Francisco No. 89, LLC,
a Delaware limited liability company,
its managing member

	By:	ARE- San Francisco No. 89 MM, LLC,
a Delaware limited liability company,
its managing member

	By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
its managing member

	By:	ARE-QRS Corp.,
a Maryland corporation,
its general partner

	By:	/s/ Kristen Childs
	Name:	Kristen Childs
	Its:	Vice President – Real Estate

Net Laboratories	230 Harriet Tubman Way/Eikon – Page 1

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

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Net Laboratories	230 Harriet Tubman Way/Eikon – Page 1

EXHIBIT B-1 TO LEASE

DESCRIPTION OF PROPERTY

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230 Harriet Tubman Way/Eikon – Page 1

EXHIBIT B-2 TO LEASE

DESCRIPTION OF PROJECT

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Work Letter	230 Harriet Tubman Way/Eikon – Page 1

EXHIBIT C TO LEASE

WORK LETTER

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(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1. a “Tenant Improvement Allowance” in the maximum amount of $225.00 per rentable square foot of the Premises, which is included in the Base Rent set forth in the Lease; and

2. an “Additional Tenant Improvement Allowance” in the maximum amount of $100.00 per rentable square foot of the Premises, which shall, to the extent used, result in TI Rent as set forth in Section 4(b) of the Lease.

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230 Harriet Tubman Way/Eikon – Page 1

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

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Rules and Regulations	230 Harriet Tubman Way/Eikon – Page 1

EXHIBIT E TO LEASE

RULES AND REGULATIONS

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230 Harriet Tubman Way/Eikon - Page 1

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

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230 Harriet Tubman Way/Eikon - Page 1

EXHIBIT G TO LEASE

MAINTENANCE OBLIGATIONS

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230 Harriet Tubman Way/Eikon - Page 1

EXHIBIT H TO LEASE

TENANT SIGNAGE

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